Exhibit 99.2

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT PURSUANT TO RULE 24B-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

FIRST OSTIA PORT LTD

EAST WEST BANK

LOAN AND SECURITY AGREEMENT

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT PURSUANT TO RULE 24B-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

This LOAN AND SECURITY AGREEMENT is entered into as of August 14, 2020 (this “Agreement”), by and between EAST WEST BANK (“Bank”) and FIRST OSTIA PORT LTD, a Cayman Islands exempted company with limited liability with registration number 356753 and having its registered office at Conyers Trust Company (Cayman) Limited, P.O. Box 2681, Cricket Square, Hutchins Drive, George Town, Grand Cayman, Cayman Islands, KY1-1111 (“Borrower”).

RECITALS

Borrower wishes to obtain a loan from Bank, and Bank desires to extend a loan to Borrower. This Agreement sets forth the terms on which Bank will advance the loan to Borrower, and Borrower will repay the amounts owing to Bank.

AGREEMENT

The parties agree as follows:

1.                   DEFINITIONS AND CONSTRUCTION.

1.1                Definitions. As used in this Agreement, the following terms shall have the following definitions:

“Acorn” means Acorn International, Inc., a Cayman Islands exempted company with limited liability with registration number 159255 and having its registered office at Campbells Corporate Services Limited, Floor 4, Willow House, Cricket Square, Grand Cayman KY1-1104, Cayman Islands.

“Acorn Shanghai” means Acorn International Electronic Technology (Shanghai) Co., Ltd., a company organized under the laws of the People’s Republic of China.

“Acquisition” means the acquisition by Borrower of all of the Shares and the merger of Acorn into a subsidiary of Borrower pursuant to which Acorn shall become a subsidiary of Borrower.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners, and members.

“Agreement” has the meaning specified in the preamble hereto.

“Bank” has the meaning specified in the preamble hereto.

“Bank Expenses” means all: reasonable costs or expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; and Bank’s reasonable attorneys’ fees and expenses incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

“Bireme” means Bireme Limited, a Cayman Islands exempted company with limited liability and registration number 255801.

“Borrower” has the meaning specified in the preamble hereto.

1.

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT PURSUANT TO RULE 24B-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

“Borrower’s Books” means all of Borrower’s books and records including: ledgers; records concerning Borrower’s assets or liabilities, business operations or financial condition; and all computer programs, tape files, and the equipment containing such information.

“Borrower’s Shares” means the Shares of Acorn owned by Borrower as of the Closing Date.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.

“Catalonia” means Catalonia Holdings LLC, a Delaware limited liability company.

“Change in Control” shall mean a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of shares then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction.

“Charge Over Deposit” means the agreement under which China DRTV provides Bank a charge over the Hong Kong Bank Account.

“Cash Collateral” has the meaning specified in section 4.2.

“China DRTV” means China DRTV, Inc., a business company incorporated in the British Virgin Islands with company number 584424 and its registered office address at Craigmuir Chambers, Road Town; Tortola VG 11101 British Virgin Islands.

“Closing Date” means the date of this Agreement.

“Code” means the California Uniform Commercial Code.

“Collateral” means the property described on Exhibit A.

“Companies Law” is the Companies Law (2020 Revision) of the Cayman Islands as amended and/or restated from time to time.

“Companies Registrar” means the Registrar of Companies in the Cayman Islands.

“Compliance Certificate” means a certificate in substantially the form attached as Exhibit C, which shall be subject to customary confidentiality protections.

“Consolidated Net Income (or Deficit)” means the consolidated net income (or deficit) of any Person and its Subsidiaries, after deduction of all expenses, taxes, and other proper charges, determined in accordance with GAAP, after eliminating therefrom all extraordinary nonrecurring items of income.

“Consolidated Total Interest Expense” means with respect to any Person for any period, the aggregate amount of interest required to be paid or accrued by a Person and its Subsidiaries during such period on all Indebtedness of such Person and its Subsidiaries outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized, including payments consisting of interest in respect of any capitalized lease or any synthetic lease, and including commitment fees, agency fees, facility fees, balance deficiency fees and similar fees or expenses in connection with the borrowing of money.

2.

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT PURSUANT TO RULE 24B-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards, or merchant services issued or provided for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designed to protect such Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business, as reasonably determined by Borrower in good faith. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Credit Extension” means the funding of the Term Loan, the Facility 2 Loan and any other extension of credit by Bank for the benefit of Borrower hereunder.

“Current Assets” means, as of any applicable date, all amounts that should, in accordance with GAAP, be included as current assets on the consolidated balance sheet of Acorn as at such date.

“Current Liabilities” means, as of any applicable date, all amounts that should, in accordance with GAAP, be included as current liabilities on the consolidated balance sheet of Acorn, as at such date.

“Director” or “Directors” means each Person identified as a director on the register of directors and officers of Borrower, in the form delivered to Bank as of the Closing Date or from time to time.

“Draw Period” means the period from the Closing Date through the date that is one hundred and fifty (150) days after the Closing Date.

“EBITDA” means with respect to any fiscal period an amount equal to the sum of (a) Consolidated Net Income of Acorn and its Subsidiaries for such fiscal period, plus (b) in each case to the extent deducted in the calculation of Acorn’s Consolidated Net Income and without duplication, (i) depreciation and amortization for such period, plus (ii) income tax expense for such period, plus (iii) Consolidated Total Interest Expense paid or accrued during such period, and minus, to the extent added in computing Consolidated Net Income, and without duplication, income from asset sales for such period, all as determined in accordance with GAAP.

“ELP Law” is the Exempted Limited Partnership Law (2018 Revision) of the Cayman Islands as amended from time to time.

“ELP Registrar” means the Registrar of Exempted Limited Partnerships in the Cayman Islands.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

“Event of Default” means any one or more of the events specified in Article 8.

“Facility 2 Loan” the loan made pursuant to Section 2.1(b).

“Facility 2 Maturity Date” means the third anniversary of the Funding Date.

3.

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT PURSUANT TO RULE 24B-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

“Funding Date” means the date on which the Term Loan is advanced to Borrower to or for the account of Borrower.

“GAAP” means generally accepted accounting principles, including US GAAP, IFRS, or PRC GAAP, as in effect from time to time.

“Guarantor” means each of Ritzuko Roche, Robert Roche, personally, Robert Roche, as Trustee of the Robert W. Roche 2009 Declaration of Trust and, from and after the date that it signs the Guaranty, Acorn.

“Guaranty” means the Unconditional Guaranty of even date by Guarantors for the benefit of Bank, as amended from time to time, and the Unconditional Guaranty to be entered into by Acorn for the benefit of Bank, as amended from time to time.

“Hong Kong Bank Account” means the account of China DRTV with Bank in Hong Kong, with deposits in an amount equal to or great than [***], or, during the Facility 2 Loan, and amount equal to or greater than the amount of the Facility 2 Loan. “Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations and (d) all Contingent Obligations.

“Initial Credit Extension” means the funding of the Term Loan.

“Insolvency Proceeding” means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, the laws of the Cayman Islands or under any other bankruptcy, winding up, reorganization or insolvency law or regulations including, without limitation, Part V of the Companies Law and the Companies Winding Up Rules 2018 (as amended) of the Cayman Islands or any similar or successor statute thereto, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Investment” means any beneficial ownership of (including shares, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” means, collectively, this Agreement, the Guaranty, and any other agreement entered into in connection with this Agreement, all as amended or extended from time to time.

“Material Adverse Effect” means a material adverse effect on (i) the business, operations, condition (financial or otherwise) or prospects of Borrower or (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents or (iii) the priority of Bank’s security interest in the Collateral.

“Maturity Date” means the first anniversary of the date of the Funding Date.

“Obligations” means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that Bank may have obtained by assignment or otherwise.

4.

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT PURSUANT TO RULE 24B-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

“Organizational Documents” means, for any entity, copies of its constituent or organizational documents, including: (a) in the case of any partnership, trust or other form of business entity, the partnership or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the state of its formation, in each case, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time; (b) in the case of any limited liability company, the articles or certificate of formation and its operating agreement or limited liability company agreement, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time; (c) in the case of a corporation or company, the certificate and articles of incorporation and its bylaws, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time; (d) in the case of a Cayman Islands exempted limited partnership, the initial limited partnership agreement, the amended and restated limited partnership agreement (if applicable), the Section 9 statement as filed with the ELP Registrar, any Section 10 statement (if applicable) as filed with the ELP Registrar, the certificates of registration (and any certificate(s) of change of name) and good standing, each as issued by the ELP Registrar, statutory registers (including registers of limited partners, security interests and records of contributions and payments) and all side letters entered into by it or on its behalf, and in respect of its general partner: (i) in the event that it is a Cayman Islands exempted company, the items set out in (e) and the written resolutions or board minutes approving each limited partnership agreement; (ii) in the event that it is not a Cayman Islands exempted company, the Certificate of Registration as a Foreign Company, the Certificate of Registration on Change of Name (if any) and the certificate of good standing issued by the Companies Registrar; and (e) in the case of a Cayman Islands exempted company or a British Virgin Islands company, the certificate of incorporation, the certificate(s) of incorporation on change of name (or like document, as applicable), memorandum of association, articles of association, certificate of good standing issued by the Companies Registrar or Registrar of Corporate Affairs of the British Virgin Islands (as applicable) and statutory registers (including registers of mortgages and charges or register of charges (as applicable), directors and officers and members).

“Periodic Payments” means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrower and Bank.

“Permitted Indebtedness” means:

(a)                Indebtedness of Borrower in favor of Bank;

(b)                A note for up to [***] to for Borrower at its sole option to [***].

(c)                 Indebtedness existing on the Closing Date and disclosed in the Schedule;

(d)                extensions, refinancings and renewals of any items of Permitted Indebtedness.

“Permitted Investment” means:

(a)                The Acquisition;

(b)                Investments existing on the Closing Date disclosed in the Schedule;

(c)                 (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having rating of at least A 2 or P 2 from either Standard & Poor’s Ratings Corporation or Moody’s Investors Service, (iii) certificates of deposit maturing no more than one (1) year from the date of investment therein issued by Bank, and (iv) money market accounts; and

5.

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT PURSUANT TO RULE 24B-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

(d)                Investments in the Shares.

From and after the date that Bank makes the Facility Loan 2 to Borrower, in lieu of the foregoing, “Permitted Investment” shall mean:

(a)                Investments existing on the Closing Date disclosed in the Schedule;

(b)                Investments in which the aggregate consideration does not exceed [***];

(c)                 Investments made in the ordinary course of business, as reasonably determined by Borrower in good faith; and

(d)                (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having rating of at least A 2 or P 2 from either Standard & Poor’s Ratings Corporation or Moody’s Investors Service, (iii) certificates of deposit maturing no more than one (1) year from the date of investment therein issued by Bank, and (iv) money market accounts

“Person” means any individual, sole proprietorship, partnership, exempted limited partnership, limited liability company, joint venture, trust, unincorporated organization, association, exempted company, segregated portfolio company, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

[***]

“PRC” means the People’s Republic of China, but solely for the purposes of this Agreement, excluding the Hong Kong S.A.R., the Macao Special Administrative Region and the islands of Taiwan.

“PRC Bank Account” means the account of Acorn Shanghai or Shanghai Acorn Network Technology Development Co., Ltd with Bank in PRC with deposits in an amount equal to the renminbi equivalent of [***].

“Resolutions to Borrow” means the duly executed certificate of resolutions to borrow in the form attached hereto.

“Responsible Officer” means any Person designated as such in the Resolutions to Borrow or the board resolutions of Borrower.

“Schedule” means the schedule of exceptions attached hereto and approved by Bank, if any.

“Shares” means the issued shares of Acorn.

“Tangible Net Worth” means at any date as of which the amount thereof shall be determined, the stockholders equity minus intangible assets, determined in accordance with GAAP.

“Total Liabilities” means at any date as of which the amount thereof shall be determined, all obligations that should, in accordance with GAAP be classified as liabilities on the consolidated balance sheet of Acorn, including in any event, to the extent not already included, all Indebtedness.

“Term Loan” means the cash advance made pursuant to Section 2.1.

6.

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT PURSUANT TO RULE 24B-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

“Transfer” has the meaning specified in Section 7.1 hereof.

1.2                Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all calculations made hereunder shall be made in accordance with GAAP. When used herein, the terms “financial statements” shall include the notes and schedules thereto.

1.3                All references to legislation shall be construed as including any modification, amendment, restatement, amendment and restatement, supplement, re-enactment or otherwise of that legislation.

2.                   LOAN AND TERMS OF PAYMENT.

2.1                Credit Extensions.

(a)                Term Loan. Subject to and upon the terms and conditions of this Agreement, during the Draw Period, upon Borrower’s request to Bank (via a Loan Advance Request Form in substantially the form of Exhibit D), Bank shall within one (1) Business Day make one term loan to Borrower in an amount equal to [***], or such lesser amount as Borrower shall designate, which Borrower shall use directly or indirectly to acquire the Shares in the Acquisition. Bank shall fund the Term Loan into an escrow account maintained with Bank, and shall pay the proceeds from such account directly to the payment agent retained by Borrower to effectuate the Acquisition in accordance with instructions reasonably acceptable to Borrower and Bank. Any remaining balance shall be paid to a bank account specified by Borrower. The Term Loan shall be repaid on the Maturity Date.

(b)                Facility 2 Loan. Subject to and upon the terms and conditions of this Agreement, within one (1) Business Day upon Borrower’s request to Bank (via a Loan Advance Request Form in substantially the form of Exhibit D), and Borrower’s partial repayment in PRC of the Term Loan in the amount of the renminbi equivalent of [***], using the PRC Bank Account, so that the balance thereof shall be not more than [***]secured by the Hong Kong Bank Account at Bank’s office in Hong Kong, Bank shall make the Facility 2 Loan, which shall be a term loan to Borrower in an amount equal to [***] or such lesser amount as Borrower shall designate. Borrower shall use the Facility 2 Loan to repay the remaining balance of the Term Loan in full. The Facility 2 Loan shall be repaid on the Facility 2 Maturity Date.

2.2                Interest Rates, Payments, and Calculations.

(a)                Interest Rates. Except as set forth in Section 2.2(b), (1) beginning on the Funding Date, the Term Loan shall bear interest, on the outstanding daily balance thereof, at a floating rate of interest equal to the greater of (i) [***]or (ii) [***]and (2) the Facility 2 Loan shall bear interest, on the outstanding daily balance thereof, at a floating rate of interest equal to [***].

(b)                Default Rate. All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to [***]above the interest rate applicable immediately prior to the occurrence of the Event of Default.

(c)                 Payments. Borrower promises to pay to the order of Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of the Term Loan and Facility 2 Loan made by Bank to Borrower. Borrower shall also pay interest on the unpaid principal amount of such Term Loan and Facility 2 Loan at rates in accordance with the terms hereof. Interest shall be due and payable monthly in arrears on the first calendar day of each month for so long as any part of the Term Loan or Facility 2 Loan is outstanding. Borrower may prepay all or less than all of the Term Loan and/or Facility 2 Loan at any time without premium or penalty, provided that no amount that is prepaid may be reborrowed. Bank shall, at its option, charge such interest, all Bank Expenses, and all Periodic Payments against any of Borrower’s deposit accounts. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder. All payments shall be free and clear of any taxes, withholdings, duties, impositions or other charges, to the end that Bank will receive the entire amount of any Obligations payable hereunder, regardless of source of payment. On the Maturity Date, the entire principal amount and all accrued but unpaid interest of the Term Loan shall become immediately due and payable. On the Facility 2 Maturity Date, the entire principal amount and all accrued but unpaid interest on the Facility 2 Loan shall become immediately due and payable.

7.

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT PURSUANT TO RULE 24B-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

(d)                Computation. In the event the [***]is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the [***] is changed, by an amount equal to [***]. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed

(e)                 Interest Reserve. Prior to the Funding Date, Borrower shall open a segregated account (the “Reserve Account”) with Bank and deposit into the Reserve Account an amount sufficient to pay six (6) months of interest on the Term Loan (the “Minimum Balance”). Until the Term Loan has been repaid in full, Bank shall have exclusive control over the Reserve Account, and Borrower may not transfer any funds therefrom. Borrower authorizes Bank, in Bank’s sole discretion, to make Periodic Payments from the Reserve Account, but upon any such payment Borrower shall immediately deposit funds into the Reserve Account so that the Reserve Account at all times has a balance at least equal to the Minimum Balance. Nothing in this section shall relieve Borrower from its obligations to make payments in accordance with Section 2.2(c). This Section 2.2(e) shall terminate upon the payment in full of the Term Loan.

2.3                Crediting Payments. Unless an Event of Default has occurred and is continuing, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies. After the occurrence and during the continuance of an Event of Default, the receipt by Bank of any wire transfer of funds, check, or other item of payment shall be immediately applied to conditionally reduce Obligations. Any payment shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 P.M. Pacific Time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

2.4                Fees. Borrower shall pay to Bank the following:

(a)                Term Loan Fee. On the Closing Date, a fully earned and non-refundable fee equal to [***] of the Term Loan; and

(b)                Bank Expenses. On the Closing Date, an amount equal to all Bank Expenses incurred through the Closing Date. After the Closing Date, Borrower shall pay Bank all Bank Expenses, including reasonable attorneys’ fees and expenses, as and when they become due.

2.5                Additional Costs. In case any law, regulation, treaty or official directive or the interpretation or application thereof by any court or any governmental authority charged with the administration thereof or the compliance with any guideline or request of any central bank or other governmental authority:

8.

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT PURSUANT TO RULE 24B-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

(a)                subjects Bank to any tax with respect to payments of principal or interest or any other amounts payable hereunder by Borrower or otherwise with respect to the transactions contemplated hereby (except for taxes on the income of Bank);

(b)                imposes, modifies or deems applicable any deposit insurance, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by, Bank; or

(c)                 imposes upon Bank any other condition with respect to its performance under this Agreement, and the result of any of the foregoing is to increase the cost to Bank, reduce the income receivable by Bank or impose any expense upon Bank with respect to the Obligations, Bank shall notify Borrower thereof. Borrower agrees to pay to Bank the amount of such increase in cost, reduction in income or additional expense as and when such cost, reduction or expense is incurred or determined, upon presentation by Bank of a statement of the amount and setting forth Bank’s calculation thereof, all in reasonable detail in a manner reasonably satisfactory to the Borrower; provided that Borrower shall not be required to compensate Bank for any increased costs or expenses or any income reductions incurred more than one hundred eighty (180) days following the application or interpretation of the applicable law, regulation, treaty, official directive, guideline or request giving rise to such increased costs or reductions.

2.6                Term. This Agreement shall become effective on the Closing Date and, subject to Section 12.7, shall continue in full force and effect for so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default. Notwithstanding termination, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding, provided however that the Lien on the Collateral for the Term Loan shall only apply to Collateral for the Term Loan, and the Lien on the Collateral for the Facility Loan shall only apply as to the Collateral for the Facility 2 Loan.

3.                   CONDITIONS.

3.1                Conditions Precedent to Initial Credit Extension. The obligation of Bank to make the Initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance reasonably satisfactory to Bank, the following (Bank acknowledges and agrees that it has received and approved items (b) through (h)) :

(a)                This Agreement;

(b)                the automatic debit authorization form, attached hereto;

(c)                 a director’s certificate with respect to incumbency and resolutions of Borrower, authorizing the execution and delivery of this Agreement and any applicable Loan Documents;

(d)                UCC Financing Statement (Borrower);

(e)                 the Guaranty by Ritsuko Roche, Robert Roche, personally, and Robert Roche, as Trustee of the Robert W. Roche 2009 Declaration of Trust, together with a certification of trustee;

(f)                  duly certified true copies of the Organizational Documents for Borrower;

(g)                a certificate of good standing for Borrower issued by the Companies Registrar;

9.

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT PURSUANT TO RULE 24B-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

(h)                evidence of the creation of the PRC Bank Account and the Hong Kong Bank Account; and

(i)                  payment of the fees and Bank Expenses then due specified in Section 2.4 hereof;

(j)                  a Cayman Islands law legal opinion of counsel to Borrower;

(k)                a certified copy of the annotated register of members of Acorn;

(l)                  if applicable, a control agreement with each securities intermediary holding any of the Borrower Shares;

(m)              Acorn has filed its Form 6-E with the SEC including the signed Merger Agreement and transaction summary, including the basis for the valuation;

(n)                Acorn has filed its Form 13-E regarding the proposed Merger with attached Proxy Statement;

(o)                the SEC has completed its review, the Acorn shareholder have approved the proposed transaction, and Acorn has filed its final amendment to Schedule 13e-3 showing that the Merger was approved by the Shareholders;

(p)                Borrower has executed the Federal Reserve Form U-1 (Regulation U) previously provided by Bank; and

(q)                Such other documents, and completion of such other matters, as Bank reasonably and in good faith, deems necessary (Bank acknowledges that if Borrower presents a document or circumstance to Bank, and Bank fails to object or request correction, confirmation or clarification in respect of any such document or circumstance within a commercially reasonable period, Bank waives the right subsequently to make any such request).

3.2                Post-Acquisition Conditions. Within ten (10) days after the Acquisition, Borrower shall deliver to Bank, in form and substance satisfactory to Bank, the following:

(a)                the Guaranty by Acorn;

(b)                The director’s or officer’s certificate in form and substance as attached to the Acorn Guaranty with respect to incumbency, authorizing the execution and delivery of the Guaranty;

(c)                 a certificate of good standing for Acorn issued by the Companies Registrar and dated within 30 days of the date of the Funding Date;

(d)                duly certified true copies of the Organizational Documents for Acorn;

(e)                 to the extent applicable, board resolutions of Acorn authorizing, among others, the execution and delivery of the relevant Guaranty;

(f)                  a Charge Over Deposit;

(g)                a pledge agreement by China DRTV with respect to the Hong Kong Bank Account;

10.

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT PURSUANT TO RULE 24B-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

(h)                a BVI law legal opinion of counsel to China DRTV;

(i)                  a certified copy of the constitutional documents of China DRTV, including its certificate of incorporation (and any certificate of change of name), memorandum and articles of association, register of directors and officers, register of members, register of charges, certificate of incumbency issued by its registered agent and dated within 30 days of the Funding Date and certificate of good standing issued by the BVI Registrar of Corporate Affairs, dated within 30 days of the date of the Funding Date;

(j)                  a certified updated copy of the register of charges of China DRTV in relation to the pledge agreement, a BVI Registry stamped copy of the filed register of charges of China DRTV in relation to the pledge agreement, and a certified copy of the register of mortgages and charges of Acorn in relation to the Guaranty; and,

(k)                if the PRC Bank Account is still part of the Collateral, a standby letter of credit requested by Acorn Shanghai issued for the benefit of Bank with respect to the PRC Bank Account.

4.                   CREATION OF SECURITY INTEREST.

4.1                Grant of Security Interest. As of the Funding Date, Borrower grants, charges, mortgages, assigns by way of security and otherwise pledges to Bank a continuing security interest in all presently existing and hereafter acquired or arising Collateral for the Term Loan in order to secure prompt repayment of any and all Obligations under the Term Loan, and arising Collateral for the Facility 2 Loan in order to secure prompt repayment of any and all Obligations under the Facility 2 Loan and in order to secure prompt performance by Borrower of its covenants and duties under the Loan Documents. Such security interest constitutes a valid, first priority security interest in the presently existing Collateral for the Term Loan and Collateral for the Facility 2 Loan as the case may be, and will constitute a valid, first priority security interest in Collateral acquired after the date hereof.

4.2                Cash Collateral. Within ten (10) calendar days after the Acquisition, Borrower or a subsidiary of Borrower shall pledge the Hong Kong Bank Account, which pledge shall secure the Obligations. Borrower or a subsidiary of Borrower shall execute a Charge Over Deposit and such agreements and take such other actions as Bank reasonably requests to effect that pledge. The Hong Kong Bank Account and the PRC Bank account shall together comprise the Cash Collateral.

4.3                Delivery of Additional Documentation Required. Beginning on the Funding Date, Borrower shall from time to time execute and deliver to Bank, at the reasonable written request of Bank, all financing statements and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue the perfection of Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents.

4.4                Perfection of Security Interest. As of the Funding Date, Borrower authorizes Bank to file at any time financing statements, continuation statements, and amendments thereto. Borrower shall from time to time endorse and deliver to Bank, at the reasonable request of Bank, all documents that Bank may reasonably request, in form satisfactory to Bank, to protect, perfect and continue perfection of Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents. Borrower shall have possession of the Collateral, except where expressly otherwise provided in this Agreement or where Bank chooses to perfect its security interest by possession in addition to the filing of a financing statement.

11.

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT PURSUANT TO RULE 24B-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

4.5                Shares. Borrower owns the Shares listed on Exhibit E.. At least 10 days prior to the Funding Date, the certificate or certificates for the Borrower Shares, accompanied by an instrument of assignment duly executed in blank by Borrower, will be, delivered to Bank. Borrower shall cause the books of Acorn to reflect the pledge of the Borrower Shares. Upon the occurrence of an Event of Default hereunder, and subject to compliance with applicable securities laws, Bank may effect the transfer of such Shares into the name of Bank or any other Person and cause new certificates representing such securities to be issued in the name of Bank or such other Person. Borrower will execute and deliver such documents, and take or cause to be taken such actions, as Bank may reasonably request to perfect or continue the perfection of Bank’s security interest in the Borrower Shares.

4.6                Release of Lien. Immediately upon the Term Loan being paid in full, Bank shall take all steps and execute all documents necessary for the release every Lien against the Collateral for the Term Loan, except for the Liens against the Hong Kong Bank Account. Immediately upon the Facility 2 Loan being paid in full, Bank shall take all steps and execute all documents necessary for the release every Lien against the Collateral for the Facility 2 Loan. Bank shall execute and deliver such further instruments and take such further action as Borrower may reasonably request to effect the purposes of this Section. Borrower shall pay Bank’s out of pocket filing, recording and similar third party fees incurred in order to release the Liens, but not including attorney or consulting fees.

4.7                Right to Inspect. Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice and at Borrower’s expense from time to time during Borrower’s usual business hours, but no more than once a year (unless an Event of Default has occurred and is continuing), to inspect Borrower’s Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.

5.                   REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants as follows:

5.1                Due Organization and Qualification. Borrower is an exempted company with limited liability, duly incorporated, validly existing and in good standing under the laws of the Cayman Islands and qualified and licensed to do business in any jurisdiction in which such qualification and licensing is required.

5.2                Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents and the request for the Term Loan are within Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s Organizational Documents, nor will they constitute an event of default under any material agreement to which Borrower is a party or by which Borrower is bound or any laws, rules or regulations to which Borrower is subject. Borrower is not in default under any material agreement to which it is a party or by which it is bound.

5.3                No Prior Encumbrances. Borrower has good and marketable title to its property, free and clear of Liens, except for Permitted Liens.

5.4                Organizational Documents. The Organizational Documents of Borrower are in full force and effect in the form presented to Bank as of the Closing Date.

5.5                Name; Location of Registered Office. Borrower has not done business under any name other than that specified on the signature page hereof. The registered office of Borrower is located at the address indicated in Section 10 hereof.

12.

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT PURSUANT TO RULE 24B-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

5.6                Litigation. There are no actions or proceedings pending by or against Borrower before any court or administrative agency in which an adverse decision would reasonably be expected to result in damages in excess of One Million Dollars ($1,000,000).

5.7                Shares owned by Borrower. Borrower is and at all times will continue to be the sole direct, legal and beneficial owner of the Borrower Shares. All Borrower Shares are and shall be free and clear of any and all Liens, security interests, encumbrances and claims (other than owned by Borrower the security interest created by this Agreement). The Borrower Shares are fully paid and nonassessable. The Borrower Shares are owned by Borrower, free and clear of any security interests, liens or encumbrances. This Agreement creates a valid, perfected first priority lien on and security interest in the Borrower Shares in favor of Bank upon (i) in the case of Borrower Shares in which a security interest may be perfected by filing a financing statement under the UCC, the completion of a filing with the appropriate filing office in Washington, DC, (ii) the delivery to Bank or to a securities intermediary, as agent for Bank, of all Borrower Shares consisting of certificated securities, in each case properly endorsed for transfer to Bank or in blank. In connection with the transfer and/or pledge of the Borrower Shares, all required notices to any government authority, Acorn or any third parties have been given and any required consents or approvals have been obtained. No disability or contractual obligation exists that would prohibit Borrower from pledging the Borrower Shares to Bank under this Agreement. Either none of the Borrower Shares consists of "restricted securities" within the meaning of Rule 144, or, with respect to any Borrower Shares comprised of "restricted securities" as determined in accordance with Rule 144, such restricted securities are eligible for sale by Borrower under Rule 144 as of the date of this Agreement without restriction.

5.8                No Material Adverse Change in Financial Statements. All consolidated and consolidating financial statements related to Borrower and any Affiliate that Bank has received from Borrower fairly present in all material respects Borrower’s financial condition as of the date thereof and Borrower’s consolidated and consolidating results of operations for the period then ended, subject to year-end adjustments. There has not been a material adverse change in the consolidated or the consolidating financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.

5.9                Solvency, Payment of Debts. Borrower is solvent and able to pay its debts (including trade debts) as they mature.

5.10             Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940; Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System); and Borrower has complied in all material respects with all material statutes, laws, ordinances and rules applicable to it.

5.11             Taxes. Borrower has filed or caused to be filed all tax returns required to be filed by Borrower, and has paid, or has made adequate provision for the payment of, all taxes reflected therein. No stamp duty or withholding tax is payable except that Cayman Islands stamp duty may be payable if any Loan Document is executed in, or brought into, the Cayman Islands.

5.12             Investments. Borrower does not own any shares, partnership interest or other equity securities of any Person, except for shares in Acorn.

5.13             Deposit and Investment Accounts. Except as disclosed in writing to Bank and as is reasonably necessary to effectuate the Acquisition, (i) all of Borrower’s cash or cash equivalents is maintained or invested with Bank and (ii) all of Borrower’s investment property is maintained or invested with Bank or an Affiliate of Bank.

13.

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT PURSUANT TO RULE 24B-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

5.14             Consents. Borrower has obtained all material consents, approvals and authorizations of, made all material declarations or filings with, and given all material notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted. All necessary consents for the Borrower to undertake and perform its obligations under the Loan Documents have been given, actions taken and conditions met or validly waived pursuant to Borrower’s Organizational Documents. The transactions contemplated by the Loan Documents do not breach any conditions contained within Borrower’s Organizational Documents.

5.15             Register of Members. The register of members of (i) Acorn and (ii) Borrower presented to Bank as of the Funding Date is true and correct.

5.16             Full Disclosure. No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements in light of the circumstances in which they were made not materially misleading at the time made.

6.                   AFFIRMATIVE COVENANTS.

Borrower shall do all of the following:

6.1                Good Standing. Borrower shall maintain its existence in its jurisdiction of incorporation and maintain qualification and good standing in each jurisdiction in which it is required to do so. Borrower shall maintain in force all licenses, approvals and agreements necessary for the conduct of its business as currently conducted.

6.2                Government Compliance. Borrower shall comply, in all material respects, with all statutes, laws, ordinances and government rules and regulations to which it is subject.

6.3                Financial Statements, Reports, Certificates. Borrower shall deliver to Bank:

(a)                upon and at all times after Acorn becoming a Guarantor, as soon as available, but in any case within sixty (60) days after the end of each fiscal quarter (i) an internally prepared quarterly financial statement for Acorn (including balance sheet and income statements), certified by a Responsible Officer of Acorn, in a form reasonably acceptable to Bank, and (ii) a Compliance Certificate signed by a Responsible Officer of Acorn;

(b)                upon and at all times after Acorn becoming a Guarantor, and for so long as the Term Loan has not been repaid, as soon as available, but in any event within one hundred twenty (120) days after the last day of each fiscal year, audited consolidated and consolidating financial statements of Acorn prepared in accordance with GAAP, consistently applied, together with an opinion that is unqualified (including no going concern comment or qualification) or otherwise consented to in writing by Bank on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank;

(c)                 upon and at all times after Acorn becoming a Guarantor, as soon as available, but in any event within thirty (30) days after the first day of each fiscal year, annual financial projections of Acorn, including a balance sheet and income statement, certified by a Responsible Officer of Acorn, in a form reasonably acceptable to Bank;

(d)                promptly upon distribution, copies of all written communications that are delivered by Borrower to all of its shareholders;

14.

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT PURSUANT TO RULE 24B-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

(e)                 promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrower that is reasonably likely to result in damages or costs to Borrower of One Million Dollars ($1,000,000) or more;

(f)                  immediately upon becoming aware of the occurrence or existence of an Event of Default hereunder, a written statement of a Responsible Officer setting forth details of the Event of Default, and the action which Borrower has taken or proposes to take with respect thereto; and

(g)                such other information as Bank may reasonably request from time to time.

6.4                Organizational Documents. Borrower shall cause the Organizational Documents of Borrower to remain in full force and effect in the forms presented to Bank as of the Closing Date and shall not amend its Organizational Documents in any manner that is materially adverse to the interest of Bank without Bank’s prior written consent.

6.5                Taxes. Borrower shall make due and timely payment or deposit of all federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Bank, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, and will, upon request, furnish Bank with proof satisfactory to Bank indicating that Borrower has made such payments or deposits; provided that Borrower need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

6.6                Accounts. Borrower shall maintain all of its depository, investment and operating accounts with Bank, except that Borrower’s Acorn ADSs may be maintained in an account at any financial institution, subject to a control agreement acceptable to Bank.

6.7                EBITDA. Upon and at all times after Acorn becoming a Guarantor, while the Term Loan is outstanding, Acorn shall [***].

6.8                Leverage Ratio. Upon and at all times after Acorn becoming a Guarantor, while the Term Loan is outstanding, Acorn shall [***].

6.9                Current Ratio. Upon and at all times after Acorn becoming a Guarantor, while the Term Loan is outstanding, Acorn shall [***].

6.10             Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

7.                   NEGATIVE COVENANTS.

Except as is reasonably necessary to effectuate the Acquisition, Borrower shall not do any of the following:

7.1                Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, “Transfers”) all or any part of its business or property except for Transfers that are (i) in the ordinary course of business, as reasonably determined by Borrower in good faith or (ii) that are of assets with a value of not more than One Million Dollars ($1,000,000).

15.

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT PURSUANT TO RULE 24B-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

7.2                Change in Business; Change in Control or Registered Office. Engage in any business other than the businesses currently engaged in by Borrower and any business substantially similar or related thereto (or incidental thereto); or cease to conduct business in the manner conducted by Borrower as of the Closing Date; or suffer or permit a Change in Control; or without thirty (30) days prior written notification to Bank, relocate its registered office or jurisdiction of formation; or without Bank’s prior written consent, change the date on which its fiscal year ends.

7.3                Mergers or Acquisitions. Merge or consolidate with or into any other business organization, or acquire all or substantially all of the shares, capital stock or property of another Person, other than Permitted Investments.

7.4                Indebtedness. Create, incur, assume or be or remain liable with respect to any Indebtedness other than Permitted Indebtedness.

7.5                Encumbrances. Create, incur, assume or suffer to exist any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, in each case, or agree with any Person other than Bank not to grant a security interest in, or otherwise encumber, any of its property.

7.6                Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person other than Permitted Investments.

7.7                Distributions.  Pay any dividends, or make any distributions of cash or other property on account of any equity interests at any time.

7.8                Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower’s business as reasonably determined by Borrower in good faith, upon fair and reasonable terms as reasonably determined by Borrower in good faith.

7.9                Compliance. Become an “investment company” or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose, or fail to comply in any material respect with, or violate any, material law or regulation applicable to Borrower.

From and after the date that Bank makes the Facility Loan 2 to Borrower, in lieu of the foregoing Sections 7.1 through 7.9, Borrower shall not do any of the following without Bank’s prior written consent, which shall not be unreasonably withheld:

7.1        Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, “Transfers”) all or any part of its business or property except for Transfers that are (i) in the ordinary course of business, as reasonably determined by Borrower in good faith or (ii) that are of assets with a value of not more than One Million Dollars ($1,000,000).

7.2       Change in Business; Change in Control or Registered Office. Engage in any business other than the e-commerce businesses and any business substantially similar or related thereto (or incidental thereto); or cease to conduct business in the manner conducted by Borrower as of the Closing Date; or suffer or permit a Change in Control; or without thirty (30) days prior written notification to Bank, relocate its registered office or jurisdiction of formation; or without Bank’s prior written consent, change the date on which its fiscal year ends.

16.

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT PURSUANT TO RULE 24B-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

7.3       Mergers or Acquisitions. Merge or consolidate with or into any other business organization, or acquire all or substantially all of the shares, capital stock or property of another Person, other than Permitted Investments.

7.4       Indebtedness. Create, incur, assume or be or remain liable with respect to any Indebtedness other than Permitted Indebtedness.

7.5       Encumbrances. Create, incur, assume or suffer to exist any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, in each case, or agree with any Person other than Bank not to grant a security interest in or otherwise encumber, any of its property, other than in the ordinary course of business, as reasonably determined by Borrower in good faith.

7.6       Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person other than Permitted Investments.

7.7       Distributions.  Pay any dividends, or make any distributions of cash or other property on account of any equity interests at any time, except as may be applied to repayment of the Obligations.

7.8       Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower’s business as reasonably determined by Borrower in good faith.

7.9       Compliance. Become an “investment company” or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose, or fail to comply in any material respect with, or violate any, material law or regulation applicable to Borrower.

8.                   EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an Event of Default under this Agreement:

8.1                Payment Default. If Borrower fails to pay, when due, any of the Obligations hereunder;

8.2                Covenant Default. If Borrower fails to perform any obligation under Article 6 or violates any of the covenants contained in Article 7 of this Agreement, or fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant, or agreement contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Bank and as to any default under such other term, provision, condition, covenant or agreement that can be cured and such failure continues for a period of thirty (30) days after notice thereof; provided, however, that if the default cannot by its nature be cured within the thirty (30) day period or cannot after diligent attempts by Borrower be cured within such thirty (30) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) additional days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period);

8.3                Existence. If Borrower is wound up, struck off or dissolved or the existence of any of them is otherwise terminated, wound up, struck off or dissolved or any action is taken to effect such termination, winding up, striking off or dissolution;

17.

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT PURSUANT TO RULE 24B-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

8.4                Material Adverse Effect. If there occurs any circumstance or circumstances that would reasonably be expected to have a Material Adverse Effect;

8.5                Attachment. If any material portion of Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) Business Days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) Business Days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Credit Extensions will be required to be made during such cure period);

8.6                Insolvency or Bankruptcy. If Borrower is struck off, becomes insolvent, or if an Insolvency Proceeding or analogous procedure is commenced by, or occurs in relation to, any of them in any jurisdiction, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within forty-five (45) days;

8.7                Other Agreements. If there is a default or other failure to perform in any agreement to which Borrower is a party or by which it is bound resulting in a right by a third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of One Million Dollars ($1,000,000) or that could have a Material Adverse Effect;

8.8                Judgments. If one or more judgments, orders, decrees or arbitration awards requiring the Borrower to pay an aggregate amount of One Million Dollars ($1,000,000) or greater shall be rendered against Borrower and the same shall not have been vacated or stayed within ten (10) Business Days thereafter;

8.9                Guaranty. If a Guarantor fails to perform any obligation under the Guaranty, or if a default occurs under the Guaranty , or if the Guaranty fails to remain in full force and effect, or if any of the circumstances set forth in Sections 8.3 through 8.8 of this Agreement shall exist in respect of any Guarantor;

8.10             Charge Over Deposit. If the Chargor under the Charge Over Deposit among Borrower, Bank, and China DRTV, Inc. fails to perform any of its obligations thereunder; or

8.11             Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank pursuant to this Agreement or the other Loan Documents, or to induce Bank to enter into this Agreement or any other Loan Document as of the date such representation or statement was made.

9.                   BANK’S RIGHTS AND REMEDIES.

9.1                Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, do any one or more of the following, all of which are authorized by Borrower:

18.

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT PURSUANT TO RULE 24B-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

(a)                Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.6, all Obligations shall become immediately due and payable without any action by Bank);

(b)                Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank;

(c)                 Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

(d)                Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral;

(e)                 Dispose of the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate; and

(f)                  Exercise any other remedies available under the Code.

9.2                Right of Setoff; Deposit Accounts. Borrower authorizes Bank, upon and after the occurrence of an Event of Default, at any time and from time to time, (a) to set off against, and to appropriate and apply to the payment of, the obligations and liabilities of Borrower under the Loan Documents (whether matured or unmatured, fixed or contingent or liquidated or unliquidated) any and all amounts owing by Bank to Borrower (whether payable in U.S. Dollars or any other currency, whether matured or unmatured, and, in the case of deposits, whether general or special, time or demand and however evidenced) and (b) pending any such action, to the extent necessary, to hold such amounts to secure such obligations and liabilities and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as Bank in its sole discretion may elect.

9.3                Voting. Unless an Event of Default shall have occurred and be continuing, Borrower shall be entitled to exercise any voting rights with respect to the Borrower Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement, or which would constitute or create any violation of any such terms. All such rights of Borrower to vote and give consents, waiver and ratifications shall cease in case such an Event of Default hereunder shall occur and be continuing, in which event Bank shall be entitled to vote or give consents, waivers and ratifications and otherwise exercise the rights of a shareholder in respect of the Borrower Shares. Borrower grants Bank an irrevocable proxy to vote and give consents, waivers and ratifications, which proxy shall be effective upon the occurrence and continuance of an Event of Default.

9.4                Shares owned by Borrower. Borrower recognizes that Bank may be unable to effect a public sale of all or a part of the Borrower Shares by reason of certain prohibitions contained in the Securities Act of 1933, as amended (“Act”), so that Bank may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obliged to agree, among other things, to acquire the Borrower Shares for their own account, for investment and without a view to the distribution or resale thereof. Borrower understands that private sales so made may be at prices and on other terms less favorable to the seller than if the Borrower Shares were sold at public sales, and agrees that Bank has no obligation to delay the sale of any of the Borrower Shares for the period of time necessary (even if Bank would agree), to register such securities for sale under the Act. Borrower agrees that private sales made under the foregoing circumstances shall be deemed to have been made in a commercially reasonable manner.

19.

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT PURSUANT TO RULE 24B-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

9.5                Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, Borrower irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as Borrower’s true and lawful attorney to dispose of any Collateral for the Term Loan or Collateral for the Facility 2 Loan as the case may be, and apply the proceeds as permitted under this Agreement and the Code. The appointment of Bank as Borrower’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest and granted by way of security to secure the performance of its obligations owed hereunder, is irrevocable until all of the Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions hereunder is terminated.

9.6                Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices and applicable law, Bank shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

9.7                Remedies Cumulative. Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.

9.8                Demand; Protest. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which Borrower may in any way be liable.

10.                NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered via an internationally recognized international overnight courier such as Federal Express International Priority; UPS Worldwide Express; DHL Express Worldwide or the equivalent, with written verification of delivery requested, addressed to such party, at the address set forth below and that service so made shall be deemed completed upon the earlier to occur of such party’s actual receipt thereof or three (3) days after delivery to such courier, provided that a copy of any communication to the Borrower is also provided to the Borrower’s attorney Jean M. Roche c/o OAR Management Inc., 9911 S. 78th Avenue, Hickory Hills, IL 60457. For the avoidance of doubt, lack of actual receipt or refusal to accept delivery shall not affect the effectiveness of any such notice or communication provided that the sending party has deposited with such courier such notice properly addressed to the other party and, in the case of the Borrower, the attorney as set forth herein and has provided the attorney for Borrower with the designated tracking numbers from the courier.

20.

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT PURSUANT TO RULE 24B-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

If to Borrower:

FIRST OSTIA PORT LTD

Conyers Trust Company (Cayman) Limited

P. O. Box 2681

Cricket Square

Hutchins Drive

George Town
Grand Cayman KY1-1111, Cayman Islands

Attn: Cora Miller
Email: cora.miller@conyers.com

If to Bank:	EAST WEST BANK 135 N. Los Robles Avenue, 4th Floor Pasadena, CA 91101 Attn: Tom Chang Email: tom.chang@eastwestbank.com

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11.                CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE.

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Jurisdiction shall lie in the State of California. BANK AND BORROWER EACH ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH OF THEM, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT, WITH COUNSEL OF THEIR CHOICE, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTION OF ANY OF THEM. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY BANK OR BORROWER, EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY EACH OF THEM.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Los Angeles County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Los Angeles County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Los Angeles County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

21.

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT PURSUANT TO RULE 24B-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

12.                GENERAL PROVISIONS.

12.1             Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion. Bank shall have the right without the consent of or notice to Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder.

12.2             Indemnification. Borrower shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys’ fees and expenses), except for losses caused by Bank’s bad faith, gross negligence or willful misconduct.

12.3             Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

12.4             Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

12.5             Amendments in Writing, Integration. Neither this Agreement nor the Loan Documents can be amended or terminated orally. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the Loan Documents, if any, are merged into this Agreement and the Loan Documents.

12.6             Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing this Agreement or any other applicable Loan Document (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original hereof.

12.7             Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions to Borrower. The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

12.8             Patriot Act Notice. Bank notifies Borrower that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “Patriot Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes names and addresses and other information that will allow Bank to identify Borrower in accordance with the Patriot Act.

[SIGNATURE PAGE FOLLOWS.]

22.

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT PURSUANT TO RULE 24B-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

EXECUTED AS A DEED:

“Borrower”

By:	/s/ Theresa Roche
Name:	Theresa Roche
Title:	Director

In presence of:

Olivia Feng & Zach Zhang
Witness

“Bank”

EAST WEST BANK

By:	/s/ Tom Chang
Name:	Tom Chang
Title:	Head of Cross Border Banking

[Signature Page to Loan and Security Agreement]